Exhibit 7.07

Execution Version

LIMITED GUARANTY

LIMITED GUARANTY, dated as of January 29, 2014 (this “Limited Guaranty”), by Mr. Shuang Wang (the “Guarantor”), in favor of Ninetowns Internet Technology Group Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”).

1. LIMITED GUARANTY. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement) among Ninetowns Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Ninetowns Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, as the primary obligor and not merely as surety, the due and punctual performance and discharge of (A) the payment obligations of Parent to the Guaranteed Party under Section 8.5(c) of the Merger Agreement with respect to the Parent Termination Fee, including any additional payments due under Section 8.5(d) of the Merger Agreement and (B) the expense reimbursement obligations of Parent to the Guaranteed Party under Section 8.5(f) of the Merger Agreement, including any additional payments due under Section 8.5(d) of the Merger Agreement, if, as and when those obligations become payable and due under the Merger Agreement (the “Guaranteed Obligations”); provided that in no event shall the Guarantor’s aggregate liability under this Limited Guaranty (exclusive of reimbursement of expenses, if applicable, pursuant to Section 1(c) hereof) exceed an amount equal to (a) the Guaranteed Obligations minus (b) any portion of the Guaranteed Obligations actually paid by Parent or Merger Sub or by any other Person for or on behalf of Parent or Merger Sub to the Guaranteed Party (such limitation on the liability the Guarantor may have for the Guaranteed Obligations being herein referred to as the Guarantor’s “Cap”), it being understood that this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Guarantor’s Cap (and to the provisions of Sections 9 and 10 hereof). This Limited Guaranty may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Limited Guaranty.

(b) The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent or Merger Sub fails to discharge any Guaranteed Obligations when due pursuant to Section 8.5(c), Section 8.5(d) or Section 8.5(f) of the Merger Agreement (as applicable), then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Guaranteed Obligations shall, on demand, become immediately due and payable, and the Guarantor hereby agrees to promptly fully perform and discharge the Guaranteed Obligations up to the Guarantor’s Cap. The Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent or Merger Sub has failed to discharge the Guaranteed Obligations, take any and all actions available hereunder or under applicable law to collect the Guaranteed Obligations from the Guarantor, subject to the Guarantor’s Cap.

(c) The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantor asserts in any arbitral or other proceeding that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

(d) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guaranty were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantor to prevent breaches of this Limited Guaranty and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. The Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (x) the Guaranteed Party has an adequate remedy at law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity.

(e) In furtherance of the foregoing, the Guarantor acknowledges that its liability hereunder shall extend to the full amount of the Guaranteed Obligations (subject to the Cap), and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guaranteed Obligations (subject to the Guarantor’s Cap), regardless of whether any such action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

2. NATURE OF GUARANTY. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder as if such payment had not been made. This Limited Guaranty is an unconditional guarantee of payment and not of collection.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a) The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party, Parent and Merger Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any other agreement evidencing, or securing or otherwise executed by the Guaranteed Party, Parent and Merger Sub in connection with any of the Guaranteed Obligations; (iii) the addition, substitution or release of any Person now or hereafter liable with respect to any of the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (subject to Section 3(b)(i)); (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to any of the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to any of the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or Merger Sub (whether in connection with the Guaranteed Obligations or otherwise) or against the Guaranteed Party unless such claim, set-off or other right is in connection with or arising out of this Limited Guaranty; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations or (viii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than a discharge of the Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms). To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any of the Guaranteed Obligations and all other notices of any kind (other than notices expressly required to be provided to Parent or Merger Sub pursuant to Section 9.4 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshalling of assets of Parent or Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than a breach of this Limited Guaranty by, or fraud of, the Guaranteed Party). The Guarantor acknowledges that he will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.

(b) To the fullest extent permitted by applicable Law, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that he may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable by the Guarantor under this Limited Guaranty (which, with respect to the Guaranteed Obligations, shall be subject to the Guarantor’s Cap) shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of all amounts payable under this Limited Guaranty (which, with respect to the Guaranteed Obligations, shall be subject to the Guarantor’s Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party (which, with respect to the Guaranteed Obligations, shall be subject to the Guarantor’s Cap), shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations (which shall be subject to the Guarantor’s Cap) and all other amounts payable by the Guarantor under this Limited Guaranty, or to be held as collateral for any Guaranteed Obligations (which shall be subject to the Guarantor’s Cap) or other amounts payable under this Limited Guaranty thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guaranty but subject to subsection (v) under Section 3(a), the Guaranteed Party hereby agrees that (i) to the extent that Parent and/or Merger Sub is/are relieved of any of the Guaranteed Obligations under the Merger Agreement, the Guarantor shall be similarly relieved of his corresponding payment obligations under this Limited Guaranty, and (ii) the Guarantor shall have all defenses to the payment of his obligations under this Limited Guaranty (which in any event, with respect to the Guaranteed Obligations, shall be subject to the Guarantor’s Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party or its controlled Affiliates or any breach by the Guaranteed Party of this Limited Guaranty.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to or otherwise available to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Sub or any other Person liable for the Guaranteed Obligations prior to proceeding against the Guarantor hereunder. The failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub or any other Person shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of applicable Law, of the Guaranteed Party.

5. REPRESENTATIONS AND WARRANTIES.

(a) The Guarantor hereby represents and warrants that:

(i) he has full legal capacity and all requisite power and authority to execute, deliver and perform this Limited Guaranty and the execution, delivery and performance of this Limited Guaranty do not contravene any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or his assets;

(ii) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guaranty;

(iii) this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to: (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at Law); and

(iv) the Guarantor has the financial capacity to pay and perform his obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill his obligations under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 9 hereof.

6. RESTRICTION ON TRANSFER. The Guarantor covenants and agrees that from the date hereof until any termination of this Limited Guaranty pursuant to Section 9, other than as contemplated by the Merger Agreement and the transactions contemplated therein, the Guarantor shall not, directly or indirectly, (a) tender any Shares or ADSs he holds, directly or indirectly, including any Shares or ADSs held through Value Chain International Limited or any other entity (collectively, “Subject Securities”) into any tender or exchange offer, (b) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any such Subject Securities or any right, title or interest thereto or therein (including by operation of law), (c) deposit any such Subject Securities into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than the Voting and Subscription Agreement) with respect to any such Subject Securities, (d) knowingly take any action that would make any representation or warranty of the Guarantor set forth in this Limited Guaranty untrue or incorrect or have the effect of preventing, disabling, or delaying the Guarantor from performing any of his obligations under this Limited Guaranty, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) through (e). Any purported Transfer in violation of this paragraph shall be null and void. Notwithstanding the foregoing and in the event the Guaranteed Obligations become due and owing pursuant to this Limited Guaranty, the Guarantor hereby agrees that, in order to promptly perform and discharge his obligations pursuant to this Limited Guaranty (including the payment of the Guaranteed Obligations), he may sell, liquidate or take other actions to dispose of his Subject Securities and apply such funds received from such sale, liquidation or other disposition to the payment and performance of this Limited Guaranty (including the payment of the Guaranteed Obligations).

7. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate his or its rights, interests or obligations hereunder, as applicable, to any other Person, in whole or in part (whether by operation of law or otherwise) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party); provided, however, that no such assignment or delegation shall relieve the Guarantor of his obligations hereunder as a primary obligor. Any attempted assignment in violation of this Section 7 shall be null and void.

8. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to the number specified below or another number or numbers for a party as shall be specified in a notice given in accordance with this Section 8), (c) by electronic mail (“e-mail”) transmission (so long as a receipt with respect to such e-mail is requested and received) to the addresses set forth below or at such other address for a party as shall be specified in a notice given in accordance with this Section 8, and (d) on the next Business Day when sent by international overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):

(a) if to the Guarantor:

22nd Floor, Building No.1, Capital A Partners

No. 20 Gong Ti East Road

Chaoyang District, Beijing 10020

PRC

Attention:  Shuang Wang

Facsimile: +86-10 65899966

E-mail:       wangshuang@ninetowns.com

with a copy (which shall not constitute notice) to:

Ropes & Gray

41st Floor One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention:  Paul Boltz / Gary Li

Facsimile: +852 3664-6583

Email:       paul.boltz@ropesgray.com

                  gary.li@ropesgray.com

(b) If to the Guaranteed Party, as provided in the Merger Agreement.

9. CONTINUING GUARANTY. This Limited Guaranty may not be revoked or terminated and shall remain in full force and effect and binding on the Guarantor, its successors and permitted assigns until all of the Guaranteed Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, or anything express or implied in this Limited Guaranty, this Limited Guaranty shall terminate and the Guarantor shall have no further obligations under this Limited Guaranty as of the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Guaranteed Party or in circumstances where Parent would not be obligated to pay the Parent Termination Fee or otherwise make payments to the Guaranteed Party pursuant to the Merger Agreement in respect of the Guaranteed Obligations; and (iii) the date falling six months from the date of any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent would be obligated to pay the Parent Termination Fee or otherwise make payments to the Guaranteed Party pursuant to the Merger Agreement in respect of the Guaranteed Obligations, if the Guaranteed Party has not presented a claim for payment of any Guaranteed Obligations to the Guarantor by the last day of such six-month period, provided that such claim shall set forth in reasonable detail the basis for such claim. Notwithstanding the foregoing, or anything express or implied in this Limited Guaranty, in the event that the Guaranteed Party or any of its controlledAffiliates asserts in any litigation or other proceeding (including arbitration pursuant to Section 12 hereof) relating to this Limited Guaranty that the provisions of Section 1 hereof limiting the Guarantor’s liability for the Guaranteed Obligations to the Guarantor’s Cap or the provisions of this Section 9 or Section 10 hereof are illegal, invalid or unenforceable in whole or in part, asserts that the Guarantor is liable in respect of the Guaranteed Obligations in excess of or to a greater extent than the Guarantor’s Cap, or asserts any theory of liability against any Recourse Party (as defined in Section 10 hereof) other than the Retained Claims (as defined in Section 10 hereof), or against any Non-Recourse Party (as defined in Section 10 hereof), in each case, with respect to this Limited Guaranty, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement, or the transactions contemplated hereby or thereby, then: (i) the obligations of the Guarantor under this Limited Guaranty shall terminate ab initio and be null and void, (ii) if the Guarantor has previously made any payments under this Limited Guaranty, he shall be entitled to recover and retain such payments from the Guaranteed Party, and (iii) none of the Non-Recourse Parties and Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or its controlled Affiliates in any way under this Limited Guaranty, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement, or the transactions contemplated hereby or thereby.

10. NO RECOURSE. The Guaranteed Party acknowledges and agrees that the sole asset of Parent and Merger Sub is cash in a de minimis amount (less than $1,000) and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs under the Merger Agreement. Notwithstanding anything that may be expressed or implied in this Limited Guaranty or the Merger Agreement (collectively, the “Transaction Agreements”), or in any agreement or instrument delivered or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (this Limited Guaranty, the other Transaction Agreement and such agreements, instruments, statements and actions collectively, the “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that the Guarantor is an individual, by its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party covenants, acknowledges and agrees, on behalf of itself and its controlled Affiliates, that:

(a) no Non-Recourse Party has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter;

(b) no Recourse Party has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter except for (i) claims by the Guaranteed Party against Parent and Merger Sub and their respective successors and assigns under and in accordance with the Merger Agreement, (ii) claims by the Guaranteed Party against the Guarantor and his successors and assigns under and to the extent provided in and in accordance with this Limited Guaranty (and, with respect to the Guaranteed Obligations, subject to the Guarantor’s Cap), (iii) claims by the Guaranteed Party pursuant to its third-party beneficiary rights under the Voting and Subscription Agreement against the parties thereto and (iv) claims by the Guaranteed Party against the Guarantor and the other Consortium Members under and in accordance with the Confidentiality Agreement (the foregoing claims, collectively, the “Retained Claims”);

(c) no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Recourse Party (except for the Retained Claims) or any Non-Recourse Party, whether through Parent, Merger Sub, or any other Person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Recourse Party or Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party, Parent, Merger Sub or any other Person against any Recourse Party or Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise; and

(d) neither the Guaranteed Party nor any of its controlled Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantor in this Limited Guaranty, (ii) Parent and Merger Sub in the Merger Agreement, (iii) the Guarantor, for himself and on behalf of the other Consortium Members, in the Confidentiality Agreement and (iv) the Spousal Consent by the spouse of the Guarantor dated as of the date hereof.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its controlled Affiliates and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. To the fullest extent permitted by Law, the Guaranteed Party, on behalf of itself and its controlled Affiliates, hereby releases, remises and forever discharges all claims (other than the Retained Claims in the case of any Recourse Party) that the Guaranteed Party, or any of its controlled Affiliates, has had, now has or might in the future have against any Recourse Party or any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims in the case of any Recourse Party, it shall not, and it shall cause its controlled Affiliates not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Recourse Party or any Non-Recourse Party. Other than the Non-Recourse Parties and the Recourse Parties (other than the Guarantor), no Person other than the Guarantor and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guaranty or the transactions contemplated hereby.

As used herein, the term “Recourse Parties” means the Guarantor (for clarity, disregarding his capacity as a shareholder of Value Chain International Limited, notwithstanding anything to the contrary in the definition of “Non-Recourse Parties”), Parent, Merger Sub and their respective successors and assigns and the term “Non-Recourse Parties” means any and all former, current or future employees, agents, assignees, relatives or Affiliates of the Guarantor and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, members, managers, management companies, general or limited partners, assignees or Affiliates of any of the foregoing (as applicable), and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing; provided that none of the Recourse Parties shall be Non-Recourse Parties.

11. GOVERNING LAW. This Limited Guaranty, the rights of the parties hereto under or in connection herewith or the transactions contemplated hereby, and all actions or proceedings arising out of or related to any of the foregoing, shall be interpreted, construed and governed by, and enforced in accordance with, the laws of the State of New York of the United States of America without regard to the conflicts of law principles thereof.

12. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Limited Guaranty or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Limited Guaranty) (each, a “Dispute”) shall be finally settled by arbitration.

(a) The seat, or the legal place, of arbitration shall be in Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Arbitration Rules of the HKIAC in force at the date of commencement of the arbitration (the “HKIAC Rules”) which are deemed to be incorporated by reference into and as amended by this Section 12.

(b) The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules.

(c) Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(d) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

(e) The award of the arbitration tribunal shall be final and conclusive and binding upon the parties hereto as from the date rendered. The parties hereby waive any rights of application or appeal to any court or tribunal of competent jurisdiction to the fullest extent permitted by law in connection with any question of law arising in the course of the arbitration or with respect to any award made, except for actions relating to enforcement of the arbitration agreement or an arbitral award and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(f) Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its or his assets. For the purpose of the enforcement of an award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(g) By agreeing to arbitration, the parties do not intend to deprive any court of competent jurisdiction of its authority to issue pre-arbitral and/or interim injunctions, pre-arbitral and/or interim attachments or any other direction, Order and/or judgment in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of any court of competent jurisdiction, the arbitral tribunal, to the extent permissible by law, shall have full authority to grant interim and/or provisional remedies and to award Damages for the failure of any party to respect the arbitral tribunal’s orders to that effect or other Order in aid of arbitration proceedings or in relation to the enforcement of any award.

(h) This arbitration agreement set forth in this Section 12 shall be binding upon the parties, their successors and assigns.

13. COUNTERPARTS. This Limited Guaranty shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guaranty may be executed and delivered (including by facsimile, “.pdf” or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

14. THIRD PARTY BENEFICIARIES. This Limited Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guaranty is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guaranty the parties hereto intend that all Non-Recourse Parties and the Recourse Parties (other than the Guarantor) shall be, and such Non-Recourse Parties and Recourse Parties (other than the Guarantor) are, intended third party beneficiaries of this Limited Guaranty who may rely on and enforce the provisions of this Limited Guaranty that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties and Recourse Parties (other than the Guarantor).

15. CONFIDENTIALITY.

This Limited Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided that no such written consent is required for any disclosure of the existence or content of this Limited Guaranty by the Guaranteed Party: (a) to its Affiliates and its representatives; or (b) to the extent required by Law or the rules of any self- regulatory organization or securities exchange (including in connection with any SEC filings relating to the Merger).

16. MISCELLANEOUS.

(a) This Limited Guaranty constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, both written or oral, among the Guarantor or any of his Affiliates, on the one hand, and the Guaranteed Party or any of its controlled Affiliates, on the other hand, with respect to the subject matter hereof. No amendment, supplementation, modification or waiver of this Limited Guaranty or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. Neither the Guaranteed Party nor any of its controlled Affiliates are relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any other Recourse Party or any Non-Recourse Party in connection with this Limited Guaranty except as expressly set forth herein by the Guarantor. The Guarantor and his Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guaranty except as expressly set forth herein by the Guaranteed Party.

(b) If any term or other provision of this Limited Guaranty is invalid, illegal or incapable of being enforced by any rule of applicable Law or public policy, all other conditions and provisions of this Limited Guaranty shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder in respect of the Guaranteed Obligations to the Guarantor’s Cap provided in Section 1 hereof and to the provisions of Sections 9 and 10 hereof. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible. Each party hereto covenants and agrees that he or it shall not assert, and shall cause his or its respective controlled Affiliates and representatives not to assert, that this Limited Guaranty or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) The descriptive headings herein are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Limited Guaranty.

(d) The parties hereto acknowledge that each party and his or its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guaranty to be executed and delivered as of the date first written above.

GUARANTOR

/s/ Shuang Wang
Name: Shuang Wang

[Limited Guaranty Signature Page]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED

By:	/s/ Shi Peng Jiang
Name: Shi Peng Jiang
Title: Authorized Officer

[Limited Guaranty Signature Page]